Form 424
(Revised 05/11)

Submit in duplicate to:
Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
512 463-5555
FAX: 512/463-5709
Filing Fee: See instructions

Certificate of Amendment

This space reserved for office use.

FILED
In the Office of the
Secretary of State of Texas
DEC 18 2025
Corporations Section

Entity Information

The name of the filing entity is:

Inno Holdings Inc.

State the name of the entity as currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name.

The filing entity is a: (Select the appropriate entity type below.)

- ☑ For-profit Corporation
- ☐ Nonprofit Corporation
- ☐ Cooperative Association
- ☐ Limited Liability Company
- ☐ Professional Corporation
- ☐ Professional Limited Liability Company
- ☐ Professional Association
- ☐ Limited Partnership

The file number issued to the filing entity by the secretary of state is: 804231040

The date of formation of the entity is: 09/08/2021

Amendments

1. Amended Name

(If the purpose of the certificate of amendment is to change the name of the entity, use the following statement)

The amendment changes the certificate of formation to change the article or provision that names the filing entity. The article or provision is amended to read as follows:

The name of the filing entity is: (state the new name of the entity below)

____

The name of the entity must contain an organizational designation or accepted abbreviation of such term, as applicable.

2. Amended Registered Agent/Registered Office

The amendment changes the certificate of formation to change the article or provision stating the name of the registered agent and the registered office address of the filing entity. The article or provision is amended to read as follows:

Registered Agent
(Complete either A or B, but not both. Also complete C.)

☐ A. The registered agent is an organization (cannot be entity named above) by the name of:

____

OR

☐ B. The registered agent is an individual resident of the state whose name is:

____

First Name *M.I.* *Last Name* *Suffix*

The person executing this instrument affirms that the person designated as the new registered agent has consented to serve as registered agent.

C. The business address of the registered agent and the registered office address is:

TX

Street Address (No P.O. Box) *City* *State* *Zip Code*

3. Other Added, Altered, or Deleted Provisions

Other changes or additions to the certificate of formation may be made in the space provided below. If the space provided is insufficient, incorporate the additional text by providing an attachment to this form. Please read the instructions to this form for further information on format.

Text Area (The attached addendum, if any, is incorporated herein by reference.)

☐ **Add** each of the following provisions to the certificate of formation. The identification or reference of the added provision and the full text are as follows:

☑ **Alter** each of the following provisions of the certificate of formation. The identification or reference of the altered provision and the full text of the provision as amended are as follows:

See the attached.

☐ **Delete** each of the provisions identified below from the certificate of formation.

Statement of Approval

The amendments to the certificate of formation have been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

Effectiveness of Filing (Select either A, B, or C.)

A. ☐ This document becomes effective when the document is filed by the secretary of state.

B. ☑ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: December 22, 2025 at 12:01AM, eastern time

C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is: ____________________

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: December 18, 2025

By: Inno Holdings Inc.

/s/ Ding Wei

Signature of authorized person

Ding Wei (Chief Executive Officer)

Printed or typed name of authorized person (see instructions)

Certificate of Amendment

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code (the "TBOC"), Inno Holdings Inc., a Texas Corporation (the "Corporation"), hereby adopts the following Certificate of Amendment to its Restated Certificate of Formation:

FIRST:

The name of the filing entity is Inno Holdings Inc.

The file number issued to the Corporation by the Secretary of State of the State of Texas if 804231040.

The date of formation of the Corporation is September 8, 2021.

SECOND:

This Certificate of Amendment amends Article 4 of the Restated Certificate of Formation and any amendments thereto, to effectuate a one (1) for twenty-four (24) reverse stock split of all the Corporation's issued and outstanding common stock, with no par value (the "Common Stock"), whereby, automatically upon the filing and Effective Date (defined below) of this Certificate of Amendment pursuant to the TBOC, each twenty-four (24) issued and outstanding shares of Common Stock shall automatically be changed into one (1) validly issued, fully paid and non-assessable share of Common Stock.

The Restated Certificate of Formation is hereby amended by replacing Article 4 in its entirety as follows:

> "Upon the filing and effectiveness of this Certificate of Amendment, dated as of Effective Date, to the Certificate of Formation becoming effective pursuant to the Texas Business Organizations Code of the State of Texas, all of the Corporation's issued and outstanding shares of Common Stock shall be changed into new validly issued, fully paid and non-assessable shares of Common Stock, on the basis of one (1) new share of Common Stock for each twenty-four (24) shares of Common Stock issued and outstanding as of the record date selected for such change, without a corresponding decrease to the number of authorized shares of Common Stock; provided, however, that no fractional shares of Common Stock shall be issued pursuant to such change, and any fractional share resulting from the reverse split will be rounded up to the next whole share. The Corporation's stated capital shall be reduced by an amount equal to the aggregated par value of the shares of Common Stock issued prior to the Effective Date of this Certificate of Amendment, which, as a result of the reverse stock split provided herein, are no longer issued shares of Common Stock. The Corporation shall have the authority to issued One Hundred Million (100,000,000) shares of Common Stock."

THIRD:

This Certificate of Amendment to the Restated Certificate has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Corporation.

FOURTH:

This Certificate of Amendment shall become effective on December 22, 2025 at 12:01AM, eastern time (the "Effective Date").

The undersigned signs this Certificate of Amendment subject to penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute the filing instrument.

Dated: December 18, 2025

By: /s/ Ding Wei

Name: Ding Wei

Title: Chief Executive Officer